UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) 09/12/2015

FBEC Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Wyoming	000-52297	47-3855542
(State or other jurisdiction)	(Commission file number)	(IRS Employer Identification No.)

1621 Central Ave Cheyenne, WY (Address of principal executive offices)	82001 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 12, 2015, Robert Sand resigned as Chief Executive Officer and from the Board of Directors as Chairman of the Board.

The Company has agreed to cease any and all investigation of Mr. Sand, as alluded to in the Form 8-K filed on September 11, 2015, and has agreed to accept his resignation. The Company has agreed that the shares of common stock of the Company that Mr. Sand received pursuant to his employment agreement vested immediately upon him signing his resignation.

Mr. Adam Heimann has resigned from all positions held in the Company. There were no disagreements with the Company.

Jason Spatafora was appointed by the Board of Directros of the Company to the position of Chairman of the Board of Directors, CEO and President and will act (if necessary) as any other officer until the vacancies are filled

Mr. Spatafora, age 36, through "The Wolf of Weed Street," has a large following in the marijuana sector through his twitter handle @wolfofweedst. Mr. Spatafora is the co-founder of MarijuanaStocks.com which is an information, marketing & advertising platform in the public cannabis space. It has been featured in many publications such as Men’s Journal, Vice and BBC. Mr. Spatafora has developed and seeded BudHubs.ca, Potbnb.com, FindaMarijuanadoctor.com, as well as many other apps & sites in late stage development. Mr. Spatafora has a double degree in English & Creative Writing from the University of Arizona. Prior to his emergence in the public cannabis space he was director of sales and marketing for Initech Restoration & BMS Cat, a nation-wide disaster restoration firm.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

17.1 Resignation Letter

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBEC Worldwide, Inc.

Date: September 14, 2015	/s/ Jason Spatafora
Jason Spatafora
President

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